SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
                File Reports under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                        Commission File Number 1-14933

                            U.S. Trust Corporation
            (Exact name of registrant as specified in its charter)

                114 West 47th Street, New York, New York 10036
                                (212) 852-1000

                      (Address, including zip code, and
                          telephone number, including
                          area code, of registrant's
                         principal executive offices)

                         Common Stock, par value $.01
           (Title of each class of securities covered by this Form)

  (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate the
                 appropriate rule provision(s) relied upon to
                terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             [ x ]      Rule 12h-3(b)(1)(i)           [ x ]
Rule 12g-4(a)(1)(ii)            [   ]      Rule 12h-3(b)(1)(ii)          [   ]
Rule 12g-4(a)(2)(i)             [   ]      Rule 12h-3(b)(2)(i)           [   ]
Rule 12g-4(a)(2)(ii)            [   ]      Rule 12h-3(b)(2)(ii)          [   ]
                                           Rule 15d-6                    [   ]


          Approximate number of holders of record as of the certification or notice date: 1

 Pursuant to the requirements of the Securities and Exchange Act of 1934 U.S.
  Trust Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 31, 2000                     By: /s/ John L. Kirby
       -------------------------        ----------------------------------
                                            Name:  John L. Kirby
                                            Title: Executive Vice President and
                                                   Chief Financial Officer